UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

PENWEST PHARMACEUTICALS CO.
(Name of Registrant as Specified In Its Charter)

TANG CAPITAL PARTNERS, LP
TANG CAPITAL MANAGEMENT, LLC
KEVIN C. TANG
PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.
PERCEPTIVE ADVISORS LLC
JOSEPH EDELMAN
ANDREW D. LEVIN, M.D., PH.D.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Tang Capital Partners, LP	Perceptive Life Sciences Master Fund Ltd.
4401 Eastgate Mall	499 Park Avenue, 25th Floor
San Diego, CA 92121	New York, NY 10022

May 14, 2009

Dear Fellow Penwest Shareholder:

Tang Capital Partners, LP and its affiliates and Perceptive Life Sciences Master Fund Ltd. are the two largest shareholders of Penwest Pharmaceuticals Co. and together own 41.5% of the Company’s outstanding common stock. We have some serious concerns about the conduct of Penwest’s board of directors and the direction in which it is taking the Company and are writing to ask for your support on several critical matters at this year’s annual meeting of shareholders, to be held on June 10, 2009. Specifically, we are seeking your vote on:

a)	The election of our three nominees to the board of directors;

b)	Two bylaw amendments that will require the board to be more responsive and accountable to the wishes of Penwest’s shareholders; and

c)	A shareholder resolution on the future direction of the Company.

OUR INTERESTS ARE ALIGNED WITH YOURS

As Penwest’s two largest shareholders, we can assure you that our interests are aligned with yours. Like you, we have invested precious capital to obtain our equity position. Specifically, we have invested approximately $45 million to acquire our 41.5% stake in the Company.

By contrast, the current officers and directors of Penwest have invested virtually nothing in Penwest’s stock dating all the way back to July 1, 2003, the date on which insider trading records first became readily available. Instead, this group of individuals has been busy taking money out of the Company. Since this date, this group has realized $2.2 million in profits from the sale of Penwest stock obtained through the exercise of stock options and restricted stock grants and has paid itself more than $7.5 million in cash compensation.

To state it plainly, we have one interest in mind, and that is to maximize the price of Penwest’s stock so that we can maximize the return on our and your investment in the Company. Penwest’s current officers and directors, on the other hand, appear more interested in maintaining the status quo so that they may continue to collect their generous compensation.

IN CONTRAST TO CURRENT LEADERSHIP, WE HAVE A TRACK RECORD OF MAKING MONEY FOR OUR INVESTORS

From the beginning, Tang Capital has been singularly focused on generating positive returns for its respective investors. Since its inception on September 3, 2002 through May 8, 2009, Tang Capital has generated a return for its investors, net of all fees and expenses, of 303%, for an annualized rate of return of 23%.

As we are sure you are acutely aware, the stock of Penwest has not fared as well. Since June 7, 2006, when Ms. Jennifer Good was appointed President and Chief Executive Officer, through May 8, 2009, Penwest’s stock has declined 89%, for an annualized rate of return of negative 55%. The record of the Company’s Chairman, Mr. Paul Freiman, is not much better. From May 8, 1997 to December 31, 2008, Mr. Freiman served as President and Chief Executive Officer of Neurobiological Technologies, Inc. (NASDAQ: NTII). During this period, the stock of Neurobiological Technologies, Inc. declined 97%, for an annualized rate of return of negative 27%.

WHAT WE ARE PROPOSING AND WHY

We believe it is time for a change. With a focus on maximizing the value of Penwest’s stock for the benefit of all shareholders, we are seeking your support on the following proposals at the 2009 annual meeting.

Election of Directors

We believe it is time that the Company is governed by individuals that are more focused on and more capable of delivering positive returns for shareholders. As such, we are seeking your vote on the election of our three nominees to the board of directors, Kevin C. Tang, Joseph Edelman and Andrew D. Levin, M.D., Ph.D.

•
Kevin C. Tang. Mr. Tang is the founder and manager of Tang Capital and has an established record of delivering positive returns to its shareholders. He has eighteen years of experience evaluating biopharmaceutical companies in his current capacity as portfolio manager and his prior capacity as a biotechnology investment analyst. Mr. Tang also has considerable experience governing biopharmaceutical companies as a board member and currently serves as a director of two publicly traded companies, A.P. Pharma, Inc. (NASDAQ: APPA) and Ardea Biosciences, Inc. (NASDAQ: RDEA).

•
Joseph Edelman. Mr. Edelman is the founder and manager of Perceptive and also has an established record of delivering positive returns to the shareholders of his fund. He has nineteen years of experience evaluating biopharmaceutical companies in his current capacity as portfolio manager and his prior capacity as a biotechnology investment analyst.

•
Andrew D. Levin, M.D., Ph.D. Dr. Levin is a Principal at Tang Capital and has considerable expertise in evaluating the technical aspects of drug discovery and development programs. Prior to joining Tang Capital, he served as a Business Development Manager at Genzyme Corporation. Dr. Levin received his M.D. from Harvard Medical School and his Ph.D. from the Massachusetts Institute of Technology.

Bylaw Changes

Penwest’s corporate governance is disgraceful; the Company has a history of not only ignoring shareholder interests, but, worse yet, actively suppressing shareholder input to avoid accountability.

•
Staggered board. Penwest has a classified, or “staggered,” board, which means that only a minority of directors, in this case three of nine, stand for election each year. As a result, even with a vote of an overwhelming majority of shareholders, it is not possible to replace a majority of the board and, therefore, ensure a change in the Company’s direction, until the second of two annual shareholder meetings. As this represents a mechanism for management entrenchment and evasion of accountability, proxy advisory firms universally frown on these provisions. In its Proxy Paper Policy Guidelines for U.S. Companies, Glass Lewis & Co. states, “Glass Lewis favors the repeal of staggered boards and the annual election of directors. We believe staggered boards are less accountable to shareholders than boards that are elected annually. Furthermore, we feel the annual election of directors encourages board members to focus on shareholder interests.” In a similar vein, RiskMetric Group’s U.S. Proxy Voting Manual states, “a classified board tips the balance of power too much toward incumbent management at the price of potentially ignoring shareholder interests.”

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Poison pill. In response to our recent call for change and request for accountability, Penwest reinstated a shareholder rights plan, or “poison pill,” in order to prevent us from acquiring more Penwest stock and any other shareholder from acquiring more than 15% of the Company’s stock. Again, instead of taking actions to preserve shareholder value, Penwest’s current leadership is busy taking actions to further entrench itself against the wishes of the Company’s shareholders. Here again, proxy advisory services are squarely against such boardroom tactics. Glass Lewis states, “poison pill plans generally are not in the best interests of shareholders.” RiskMetric Group, in its 2008 Proxy Report on Penwest specifically, deemed the presence of the Company’s poison pill as a “negative governance factor.”

•
Manipulation of board size. As if all of this were not enough, Penwest recently launched an attempt to reduce the size of its board so that the shareholders may only elect two seats out of eight, instead of three out of nine, at this year’s annual meeting. Since the Company made this change at the eleventh hour, after the deadline for shareholder proposals had passed, we have had to attempt to reverse this change in court to protect our rights and those of all shareholders.

These blatant attempts by the current leadership to further entrench itself and insulate itself from shareholder influence underscore the need for strong, independent, investor representation on the board. Unfortunately, as shareholders of Penwest, we collectively are unable to eliminate the staggered board or the shareholder rights plan, as these actions, paradoxically, only can be taken with the approval of the board itself. The following two proposed changes to the Company’s bylaws, however, can be adopted with a supermajority vote of the shareholders. If implemented, these changes will require the board to be more responsive and accountable to our and your wishes.

•
Minimizing delay tactics. As it currently stands, the Company is permitted to determine the date of the annual meeting with few restrictions and to withhold the announcement of the annual meeting date until very late in the process. This has led to uncertainty as to when and how shareholders must act in order to bring proposals, resulting in needless waste and expense and putting shareholders at a significant disadvantage. The ability to move the date of the meeting also allows Penwest’s management to postpone accountability. To ensure that shareholders’ interests are heard and heard promptly, we are proposing a bylaw amendment that will require the Company to hold its annual meeting on April 30th of each year.

•
Ensuring that shareholders are heard. Because the shareholders are only permitted to elect a minority of the board at this year’s annual meeting, we run the risk of being shut out of major board decisions as such decisions could be made unilaterally by the incumbent majority. In light of the board’s behavior to date, this risk is almost a certainty. As such, we are proposing a bylaw change that will require the agreement of at least one of our nominees in major board decisions. This will ensure that the directors you elect this year will be heard and that shareholder interests will be represented.

Shareholder Resolution on the Future Direction of the Company

Tang Capital and Perceptive believe that Penwest’s most valuable asset is the royalty income stream on Opana ER that it receives from licensee Endo Pharmaceuticals. We estimate that this income stream will approximate $19 million-$25 million this year and $45 million-$55 million next year. We believe that the net present value of this income stream alone far exceeds the market capitalization of the Company, which stands at $65 million, or only 1.2-1.4 times next year’s royalty income, as of May 8, 2009.

We also believe that the Company’s spending of the cash flow generated by this income stream on overhead and its early-stage development candidate, A0001, is wasteful and will provide a dramatically lower return to the shareholders than simply retaining such funds for ultimate distribution to the shareholders (please see our letter to fellow shareholders, dated March 16, 2009, at www.penwestchange.com for a more detailed description of our position).

•
Overhead out of control. While the Company has taken some half-measures to save a few incremental dollars, it continues to spend $14 million-$16 million annually on “overhead” (the term used by the Company), which by its very definition is money spent on activities that will result in no return to shareholders. As a recent illustration of its ongoing wastefulness, in connection with this very process, Penwest disclosed that it agreed to a $150,000 fee for its proxy solicitation firm. This is six-fold the $25,000 fee that Tang Capital and Perceptive agreed to pay their proxy solicitation firm for the identical services.

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A research program lacking scientific and commercial foundation. Penwest, for many months now, has refused to address our concerns regarding A0001 and continues to squander precious shareholder capital on this pointless program. A0001 is nothing more than a metabolite of vitamin E that has no patent protection, is many years behind a competitor targeting the same, limited market, and is targeting an indication for which there are no validated surrogate markers of efficacy, necessitating a very long, expensive and uncertain development path.

It is because of this wasteful spending that we believe Penwest’s stock is trading at a substantial discount to the net present value of the Opana ER royalty income stream.

For these reasons, we are seeking your vote on a resolution of the shareholders that the Company take prompt and thoughtful action to preserve shareholder value by immediately winding down substantially all of the Company’s operations so that the full value of the Opana ER royalty income stream will be retained for the benefit of shareholders. It is important that you cast your vote on this matter so that the board, through a mechanism that is quantitative, clear and indisputable, is informed about what the shareholders consider to be the best direction for the future of the Company.

•
Under our plan, Penwest’s NOLs are secure. Despite what Penwest has communicated to you, the Company’s net operating loss carryforwards, or NOLs, would NOT be forfeited by pursuing our plan. While Section 382 of the Internal Revenue Code disallows the use of NOLs if, within two years after a change of control, a corporation does not continue as a business enterprise, Penwest will continue as a business enterprise for purposes of Section 382. Specifically, according to Treasury Regulation §1.368-1, a corporation is deemed to be a continuing business enterprise if it continues to use a significant portion of the business assets that existed at the time of the change of control. Since, under our plan, Penwest would continue to use its most significant business assets, namely the intellectual property and license agreement that result in the Opana ER royalty income stream, Penwest’s NOLs would not be forfeited.

•
We have specific experience implementing the plan we propose. We believe that our recommendation for the future direction of the Company is not only the clearest path to maximizing shareholder value, but also highly feasible. In point of fact, Tang Capital and Mr. Tang have had specific experience with a very similar situation. Tang Capital has been a major shareholder of Ardea Biosciences, Inc. (NASDAQ: RDEA) for six years, and Mr. Tang has been a director of Ardea for the same period of time. In July 2004, Ardea, then known as IntraBiotics Pharmaceuticals, Inc., decided that it was in the best interest of shareholders to wind down its operations and preserve its remaining cash, which it would then later return to shareholders or redeploy into another opportunity that was acceptable to the majority of shareholders. The wind-down, supervised by Mr. Tang as lead director, was swift and effective. Cash operating expenses were brought to a bare minimum (approximately $1.5 million per year), and there was no forfeiture of NOLs. The repositioning of the Company and redeployment of its capital in December 2006, also supervised by Mr. Tang as lead director, was equally effective. Ardea’s stock, listed on the NASDAQ Global Market, closed on May 8, 2009 at $14.00, up 265% from where it traded the day the wind-down was announced.

THE TIME FOR CHANGE IS NOW

If, like us, you are a concerned shareholder who desires a board that is responsive to shareholder concerns and focused on maximizing shareholder value, then VOTE FOR CHANGE: VOTE FOR OUR NOMINEES and OUR PROPOSALS on the GOLD proxy card today!

Your vote is very important, and we need your support, regardless of the number of shares you own.

•	Please sign, date and return the enclosed GOLD proxy card in the provided postage-paid envelope TODAY.

•
If your Penwest shares are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a GOLD proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please contact the person responsible for your account and give instructions that a GOLD proxy card be signed representing your Penwest shares. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of your instructions to us in care of The Altman Group to the address below, so that we will be aware of all instructions given and can attempt to ensure that your instructions are followed.

•
Please do not send back any white proxy card you receive from the current board, even to vote against them. Doing so will cancel any prior vote you cast on the GOLD proxy card. Please return only the GOLD proxy card.

Again, every vote is important. Regardless of the number of shares you own, we urge you to support our nominees and proposals. If you have any questions or require assistance voting your proxy, please call The Altman Group at (866) 620-7619.

We thank you for your support.

Sincerely,

Tang Capital Partners, LP

Kevin C. Tang

Perceptive Life Sciences Master Fund Ltd.

Joseph Edelman

In connection with Penwest Pharmaceutical Co’s upcoming 2009 annual meeting of shareholders (the “Annual Meeting”), Tang Capital Partners, LP (“Tang Capital”) and Perceptive Life Sciences Master Fund Ltd. (“Perceptive”) have filed with the Securities and Exchange Commission (the “SEC”) a proxy statement (the “Tang Capital and Perceptive Proxy Statement”) and related materials for the solicitation of proxies from Penwest shareholders for use at the Annual Meeting. Tang Capital and Perceptive, their director nominees and certain of their affiliates are or may be deemed to be participants in the solicitation of proxies with respect to the Annual Meeting. Information regarding Tang Capital and Perceptive and their nominees and such participants is contained in the Schedule 14A and related materials filed by Tang Capital and Perceptive with the SEC. Penwest shareholders should read the Tang Capital and Perceptive Proxy Statement and related materials filed with the SEC with respect to the Annual Meeting because they contain important information. These materials are available without charge at the SEC’s website at www.sec.gov.

* * * * *

IMPORTANT

Your vote is important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed GOLD proxy card. Do not return any white proxy card that you receive from management. If you have any questions or need assistance voting your shares, please contact The Altman Group, which is assisting us in this matter, at the following numbers:

The Altman Group
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ  07071
Shareholders call toll free: (866) 620-7619
Banks and Brokers call collect: (201) 806-2214
Fax: (201) 460-0050

▼ PLEASE FOLD HERE AND RETURN ENTIRE CARD ▼

G O L D P R O X Y	PROXY FOR THE ANNUAL MEETING
OF SHAREHOLDERS OF PENWEST PHARMACEUTICALS CO.
TO BE HELD JUNE 10, 2009

SOLICITED ON BEHALF OF TANG CAPITAL PARTNERS, LP,
PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.
AND THE NOMINEES LISTED BELOW.

THIS PROXY IS NOT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby appoints and constitutes each of Kevin C. Tang and Joseph Edelman (acting alone or together) as proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Penwest Pharmaceuticals Co. (the “Company”) to be held on June 10, 2009, at 10:00 a.m. (local time) at the Company’s headquarters at 39 Old Ridgebury Road, Danbury, Connecticut 06810, and at any adjournments, postponements or continuations thereof, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting, including to vote for the election of a substitute nominee for director as such person or persons may select in the event a nominee becomes unable or is unwilling to serve as director or for one or more additional nominees for director as such person or persons may select in the event the number of directors to be elected at the meeting is increased.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 10, 2009: Tang Capital and Perceptive’s Proxy Statement is available at: http://www.shareholdermaterial.com/penwestchange. At this website, Tang Capital and Perceptive’s Proxy Statement, Tang Capital and Perceptive’s additional proxy solicitation material and Tang Capital and Perceptive’s proxy card will be available.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL CAUSE YOUR SHARES TO BE VOTED AS YOU DIRECT. IF YOU RETURN THIS PROXY, PROPERLY EXECUTED, WITHOUT SPECIFYING A CHOICE, YOUR SHARES WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 WHO ARE NOMINATED FOR ELECTION AND “FOR” THE SHAREHOLDER RESOLUTIONS INCLUDED AS PROPOSALS 2 AND 4 AND “FOR” EITHER THE SHAREHOLDER RESOLUTION INCLUDED AS PROPOSAL 3A OR THE SHAREHOLDER RESOLUTION INCLUDED AS PROPOSAL 3B, WHICHEVER SHALL BE BROUGHT TO A VOTE OF SHAREHOLDERS AT THE ANNUAL MEETING BY TANG CAPITAL OR PERCEPTIVE, AND YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO “ABSTAIN” FROM VOTING WITH RESPECT TO PROPOSALS 5 AND 6.

This proxy is valid for the Annual Meeting only.

IMPORTANT: PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD PROMPTLY!

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

SEE REVERSE SIDE

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE		WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL NOMINEES EXCEPT THOSE NOMINEES WRITTEN BELOW

PROPOSAL 1: To elect Kevin C. Tang, Joseph Edelman and Andrew D. Levin, M.D., Ph.D. (each a “Nominee” and, collectively, the “Nominees”), to serve as directors of the Company until the 2012 Annual Meeting of Shareholders and until their successors are duly elected and qualified.
FOR ALL NOMINEES

	☐	☐	☐
NOMINEES:
- Kevin C. Tang
- Jospeh Edelman
- Andrew D. Levin, M.D ., Ph.D.

Tang Capital and Perceptive intend to use this proxy to vote FOR Messrs. Tang and Edelman and Dr. Levin; provided however, if only two directors are to be elected at the Annual Meeting, Tang Capital and Perceptive intend to vote this proxy card FOR Messrs. Tang and Edelman. Tang Capital and Perceptive are NOT seeking authority to vote with respect to any individual not named herein and WILL NOT exercise any such authority. You should refer to the Penwest Proxy Statement and form of proxy distributed by the Company for the names, backgrounds, qualifications and other information concerning the Company’s nominees.

NOTE: If you do not wish for your shares to be voted “FOR” a particular Nominee, mark the “FOR ALL NOMINEES EXCEPT THOSE NOMINEES WRITTEN BELOW” box and write the name(s) of the Nominee(s) you do not support on the line below such box. Your shares will be voted for the remaining Nominee(s).

TANG CAPITAL AND PERCEPTIVE URGE YOU TO VOTE “FOR” THE ELECTION OF THE NOMINEES, MESSRS. TANG AND EDELMAN AND
DR. LEVIN, TO THE BOARD OF DIRECTORS OF THE COMPANY.

		FOR	AGAINST	ABSTAIN
PROPOSAL 2:	To approve the proposed amendment to the Company’s Bylaws to set the date of all future annual meetings of shareholders on April 30th or the following business day.	☐	☐	☐

Tang Capital and Perceptive intend to use this proxy to vote FOR approving Proposal 2.

TANG CAPITAL AND PERCEPTIVE URGE YOU TO VOTE “FOR” PROPOSAL 2.

		FOR	AGAINST	ABSTAIN
PROPOSAL 3A:	To approve the proposed amendment to the Company’s Bylaws to require the approval of 75% of the directors in office to various specified actions.	☐	☐	☐

Tang Capital and Perceptive intend to use this proxy to vote FOR approving Proposal 3A, provided that Tang Capital or Perceptive bring the resolution to a vote of the shareholders at the Annual Meeting. Tang Capital and Perceptive intend to bring either Proposal 3A or Proposal 3B, but not both, to a vote of the shareholders regardless of whether any other proposal is brought to a vote or approved at the Annual Meeting. The approval of Proposal 3A or 3B, whichever is brought to a vote, is not related to or conditioned upon the approval of any other matter to be brought to a vote at the Annual Meeting. Proposal 3A and not 3B will be brought to a vote by Tang Capital and Perceptive if the number of directors to be elected is three or if the number of directors to be elected is less than three and we are not permitted, by either the court or the Company, to bring Proposal 3B to a vote. In all other cases, Tang Capital and Perceptive intend to bring Proposal 3B and not 3A to a vote.

TANG CAPITAL AND PERCEPTIVE URGE YOU TO VOTE “FOR” BOTH PROPOSALS 3A AND 3B AS ONLY ONE WILL BE BROUGHT TO A VOTE AT THE ANNUAL MEETING.

EVEN IF YOU VOTED “FOR” PROPOSAL 3B, TANG CAPITAL AND PERCEPTIVE URGE YOU TO VOTE “FOR” PROPOSAL 3A.

		FOR	AGAINST	ABSTAIN
PROPOSAL 3B:	To approve the proposed amendment to the Company’s Bylaws to require the approval of 81% of the directors in office to various specified actions.	☐	☐	☐

Tang Capital and Perceptive intend to use this proxy to vote FOR approving Proposal 3B, provided that Tang Capital or Perceptive bring the resolution to a vote of the shareholders at the Annual Meeting. Tang Capital and Perceptive intend to bring either Proposal 3A or Proposal 3B, but not both, to a vote of the shareholders regardless of whether any other proposal is brought to a vote or approved at the Annual Meeting. The approval of Proposal 3A or 3B, whichever is brought to a vote, is not related to or conditioned upon the approval of any other matter to be brought to a vote at the Annual Meeting. Proposal 3A and not 3B will be brought to a vote by Tang Capital and Perceptive if the number of directors to be elected is three or if the number of directors to be elected is less than three and we are not permitted, by either the court or the Company, to bring Proposal 3B to a vote. In all other cases, Tang Capital and Perceptive intend to bring Proposal 3B and not 3A to a vote.

TANG CAPITAL AND PERCEPTIVE URGE YOU TO VOTE “FOR” BOTH PROPOSALS 3A AND 3B AS ONLY ONE WILL BE BROUGHT TO A VOTE AT THE ANNUAL MEETING.

EVEN IF YOU VOTED “FOR” PROPOSAL 3A, TANG CAPITAL AND PERCEPTIVE URGE YOU TO VOTE “FOR” PROPOSAL 3B.

		FOR	AGAINST	ABSTAIN
PROPOSAL 4:	To approve the following shareholder resolution:	☐	☐	☐

Now, Therefore, Be It Resolved, that the shareholders of the Company hereby request that the Board of Directors of the Company take prompt and thoughtful action to preserve shareholder value by immediately winding down substantially all of the Company’s operations so that the full value of the Opana ER royalty income stream will be retained for the benefit of shareholders.

Tang Capital and Perceptive intend to use this proxy to vote FOR approving the resolution set forth above.

TANG CAPITAL AND PERCEPTIVE URGE YOU TO VOTE “FOR” PROPOSAL 4.

		FOR	AGAINST	ABSTAIN
PROPOSAL 5:	To ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2009.	☐	☐	☐

TANG CAPITAL AND PERCEPTIVE TAKE NO POSITION ON PROPOSAL 5.

		FOR	AGAINST	ABSTAIN
PROPOSAL 6:	To approve the proposed amendment to the Company’s 1997 employee stock purchase plan.	☐	☐	☐

TANG CAPITAL AND PERCEPTIVE TAKE NO POSITION ON PROPOSAL 6.

No other matters are currently known to be brought before the meeting. However, proxies are authorized to vote upon such other business as may properly come before the meeting, which was not known a reasonable time before the solicitation of the proxy.

Please sign exactly as name appears below. When joint tenants hold Shares, both should sign. When is signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: __________________________________________________, 2009

Signature

Signature (if held jointly)

(Title, if any)

IF SHARES ARE HELD JOINTLY, ALL OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD INDICATE THE CAPACITY IN WHICH
THEY ARE SIGNING. PLEASE SIGN EXACTLY AS THE NAME APPEARS ON THIS PROXY.

To ensure that your vote is counted,
please vote immediately using either of the following methods.

IT’S FAST, EASY AND FREE.

	INTERNET		TOLL-FREE TELEPHONE

1.	Have the enclosed GOLD voting instruction form ready.	1.	Have the enclosed GOLD voting instruction form ready.
2.	Go to the www.proxyvote.com	2.	Using a touch-tone phone, call (800) 454-8683.
3.	Enter the 12 digit Control Number printed on your GOLD vote instruction form	3.	When prompted, enter the 12-digit control number printed on your GOLD voting instruction form.
4.	Follow the simple instructions on the website.	4.	Follow the simple recorded instructions.

Your vote is very important to us, no matter how many or how few shares you own!

When voting by telephone or the Internet, please do not mail back the voting instruction form.
Keep it as a record of your vote.

If you have any questions or require assistance in voting your shares, please call
The Altman Group, toll-free at:

(866) 620-7619